EXHIBIT 99.2

Q3 2022 Earnings Prepared Comments

Jonathan Lock, The Chemours Company, Senior Vice President, Chief Development Officer

Welcome to The Chemours Company’s Third Quarter 2022 earnings conference call. I'm joined today by Mark Newman, President and Chief Executive Officer, and Sameer Ralhan, Senior Vice President and Chief Financial Officer.

Before we start, I’d like to remind you that comments made today, as well as the supplemental information provided in our presentation and on our website, contain forward-looking statements that involve risks and uncertainties, including the continuing impact of Covid-19 on our business and operations, and the other risks and uncertainties described in the documents Chemours has filed with the SEC. These forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events that may not be realized. Actual results may differ, and Chemours undertakes no duty to update any forward-looking statements as a result of future developments or new information.

During the course of this call, management will refer to certain non-GAAP financial measures that we believe are useful to investors evaluating the company’s performance. A reconciliation of non-GAAP terms and adjustments are included in our release and at the end of this presentation.

With that, I’ll turn the call over to our CEO Mark Newman who will review the highlights from the third quarter - Mark?

EXHIBIT 99.2

Mark Newman, The Chemours Company, President and Chief Executive Officer

Thank you, Jonathan, and thank you for joining us today. I will begin my remarks on chart 3.

I’m excited to be reporting our results today as we delivered a solid quarter despite rising macroeconomic uncertainty and headwinds impacting our TT Segment. In APM and TSS, we are seeing continued momentum, which is consistent with the secular growth thesis we have been highlighting since we formed these two segments in 2021. In fact, both businesses came out of the starting blocks strong, and each is poised to have a record year in 2022.

As you are aware, TT has faced several key challenges this year, starting with the interruption of ore supplies out of Ukraine in February. I’m proud of how our TT team remained focused on our customers, and more recently pivoted to greater focus on cost reduction in the face of weaker demand. We remain committed to our TVS strategy and believe in the power of our business to provide more earnings stability through an economic cycle, even as we make adjustments in the coming quarters to respond to lower near-term demand.

I would like to thank the entire Chemours team for its unwavering dedication to the success of our customers, and their commitment to making this company one of the Greatest Places to Work. This year we achieved Great Place to Work certification in 10 countries, representing 90% of our entire workforce and continue to focus on building a culture of Courageous Chemistry at every site in the company.

Let’s move on to the highlights.

With three consecutive quarters of record Net Sales and Adjusted EBITDA, APM continues to deliver strong results. The segment has experienced record-setting performance driven by clean energy and advanced electronics applications demand.

TSS continues to have an excellent year, setting a 3rd quarter record for Net Sales and Adjusted EBITDA. Performance has been strong across the entire range of TSS products from refrigerants to foam and propellants.

EXHIBIT 99.2

We are seeing strong adoption of Opteon™ driven by demand for low GWP solutions. We anticipate this demand strength to continue, aided in part by regulatory dynamics and market driven innovation.

Our conviction in the secular growth potential of APM and TSS gives us the confidence to continue to invest in their long term growth. Last quarter we shared our plans to expand and de-bottleneck Opteon YF capacity at our Corpus Christi plant.

We are excited to build on this momentum with two more recent investment plans, both in APM. First, we announced a planned $200 million dollar investment to expand Nafion™ membrane capacity and capabilities. This expansion will allow us to support the rapid growth of Hydrogen which we believe could translate to a multi-billion dollar addressable market for electrolyzer and fuel cell membranes by 2030.

Second we announced the signing of a Joint Venture with BWT - Fumatech, that will accelerate the development of heavy duty fuel cell membranes. Our joint venture partner, BWT, is an established player in multiple hydrogen markets and is a leading manufacturer of specialized fuel cell membranes.

Even as we continue to invest for growth, we remain steadfast in our commitment to return the majority of our Free Cash Flow to shareholders. We returned $79 million dollars to shareholders in the third quarter via share repurchases. Year-to-date as of September 30th, we have repurchased $351 million dollars of shares. Cumulatively we have retired approximately 15% of our shares since the spin in 2015, net of equity dilution. I’m proud of our ability to invest in ourselves for growth AND our capacity for capital returns. I am confident this will create long term value for our shareholders.

Finally, we remain on track to deliver Adjusted EBITDA within our guidance range of $1.40 billion to $1.45 billion dollars and Free Cash Flow of greater than $575 million dollars. With that, I will turn things over to Sameer to review the financial results for the quarter. Sameer?

EXHIBIT 99.2

Sameer Ralhan, The Chemours Company, Senior Vice President, Chief Financial Officer

Thanks Mark. Let’s turn to Chart 4.

Net sales of $1.8 billion dollars were up 6% year-over-year and down 7% sequentially. Price increased 18%, partially offset by lower volumes of (5)% and currency headwinds of (3)% on a year-over-year basis. Portfolio change, driven by the sale of our Mining Solutions business in 2021, was a (4)% headwind on a year-over-year basis.

GAAP and Adjusted EPS were one dollar and fifty two cents per share ($1.52) and one dollar and twenty four cents per share ($1.24), respectively.

In the third quarter, adjusted EBITDA decreased by (2)% or $(9) million dollars to $363 million dollars, compared to $372 million dollars in the prior-year third quarter. Price continued to outpace cost in the third quarter, more than offset by headwinds from volume declines and stronger US Dollar relative to other currencies. I will go through the details on the next page.

We generated $229 million dollars of Free Cash Flow in the quarter, down $15 million dollars, or 6%, over the prior-year quarter. Free Cash Flow decline was primarily driven by lower earnings vs the prior-year quarter.

ROIC stands at 34% for the quarter, up from 25% in the prior-year quarter.

Chart 5: Adjusted EBITDA Bridge: 3Q22 vs. 3Q21

Turning to chart 5 – let’s review the Adjusted EBITDA bridge from the third quarter.

Third quarter 2022 Adjusted EBITDA was $363 million dollars, down $9 million dollars, or (2)% from the same period in 2021.

Price continued to outpace cost, primarily driven by contractual price changes, value-based pricing growth across the refrigerants portfolio, and increasing sales in high-value end-markets. We also continue to take customer level pricing actions to offset increased raw material and energy costs.

Volume was a headwind of 9% on year-over years basis as higher volume in APM and TSS segments were more than offset by lower volumes in TT.

EXHIBIT 99.2

Portfolio change, driven by the sale of our mining solutions business, was a headwind of $18 million dollars.

Currency headwinds totaled $37 million dollars, or 10%, in the quarter due to the strengthening of the US dollar. We expect this headwind to continue into the fourth quarter.

Increases in raw material, energy and logistics costs in the quarter contributed to higher overall costs on year-over-year basis.

Chart 6: Liquidity Position

Turning now to chart 6, our cash position, liquidity and balance sheet remain strong.

In the third quarter, our cash balance decreased from $1.25 billion dollars to $1.17 billion dollars.

Operating cash flow was $301 million dollars, a decrease of $(10) million dollars or 3% on year-over-year basis. The decrease in Operating Cash Flow was primarily driven by lower earnings. A total of $72 million dollars was spent on CAPEX, up vs. $67 million dollars in the prior-year quarter.

Debt reduction totaled $57 million dollars for the quarter, including $53 million dollars for open market repurchases of various portions of our senior unsecured notes. In total we repurchased notes totaling $61 million dollars of face value.

Escrow funding totaled $100 million dollars, as per the MOU agreement with DuPont and Corteva. Our next escrow payment per the MOU, is due in September of 2023. Future annual payments for the next six years will be $50 million dollars.

During the third quarter of 2022, we returned $118 million dollars of cash to shareholders through dividends of $39 million dollars and share repurchases of $79 million dollars. Shareholders of record on November 15, 2022, will receive a dividend of Twenty Five cents per share ($0.25) as approved by our Board of Directors on October 25th.

EXHIBIT 99.2

Our share count at the end of the third quarter was approximately 153 million shares, down 15% from approximately 181 million shares at the time of spin in 2015, net of equity dilution.

On a trailing twelve-month basis, net-leverage was 1.5 times, down from 1.6 times in the prior quarter. Total liquidity stands at $2.0 billion dollars, including revolver availability of approximately $800 million dollars, net of outstanding Letters of Credit. Our MOU related escrow balance is $201 million dollars in restricted cash, which is not included in these cash balances.

Chart 7: Titanium Technologies

Moving to the next chart, I will cover the business segment highlights, starting with Titanium Technologies.

In the Titanium Technologies segment, weak demand driven by macroeconomic uncertainty and rising raw material, energy, and logistics costs, are impacting our financial performance. Net sales of $877 million dollars were down (3)% on year-over-year basis.

As a result of contractual price changes, price increased 16% from the prior year and was flat sequentially.

Volume was down (16)% year-over-year and (8)% sequentially, driven primarily by lower demand in Europe and Asia.

Currency was a (3)% headwind vs the prior-year quarter and a (1)% headwind sequentially.

Adjusted EBITDA for the segment was down (38)% year-over-year to $137 million dollars. An increase in raw material, ore, logistics and energy costs, in addition to headwinds related to stronger USD against most currencies, resulted in adjusted EBITDA margins of 16%, down (800) basis points year-over-year.

We anticipate headwinds through the 4th quarter with volume impacts in excess of seasonal norms and continued escalation of raw material and input costs. Over the coming months, extended downtime is being taken to match production with demand. Additionally, measures will be taken to reduce fixed costs and maximize cash flow across the segment.

While we expect that the fourth quarter will be challenging, we remain confident that our Ti-Pure Value Stabilization strategy will continue to be a win-win for Chemours and our customers.

EXHIBIT 99.2

Chart 8: Thermal and Specialized Solutions

Moving to Chart 8, and our TSS segment.

Increased adoption of OpteonTMlow-GWP solutions and a value based pricing strategy drove a record 3rd Quarter for Thermal and Specialized Solutions.

We continue to see new partners adopt OpteonTM across a diverse array of needs around the globe.

Taking a closer look at the results, third quarter Net Sales increased 31% year-over-year to a 3rd Quarter record of $417 million dollars. Price was a 25% tailwind on a year-over-year basis, a result of regulatory and market dynamics, as well as steady value-based pricing growth through our refrigerants portfolio. Volume increased across almost all markets and was up 8% year-over-year due to the continued adoption of Opteon™ low-GWP refrigerants across nearly all regions and end-markets. Currency was a (2)% headwind over the prior-year.

Segment Adjusted EBITDA of $162 million dollars was up 57% from last year. Adjusted EBITDA Margins of 39% were an increase of 700 bps over the prior year, driven primarily by pricing and mix, partially offset by higher raw material costs. Adjusted EBITDA decreased $51 million dollars or (24) % on a sequential basis, primarily driven by seasonal demand as the Northern Hemisphere exits warm summer months.

Looking forward, we expect sequential price and volume declines in the fourth quarter, primarily driven by regional mix associated with typical seasonal refrigerant demand trends . Margins are also likely to be impacted by high raw material and logistics costs.

Chart 9: Advanced Performance Materials

Turning to chart 9, I’ll cover our Advanced Performance Materials segment.

In our APM segment, we provide differentiated, high-value applications that support secular trends in growing markets including clean energy, and advanced electronics.

For the quarter, our Net Sales were a record $450 million dollars. Sales increased 26% year-over-year and 12% sequentially in the third quarter, primarily due to a 23% improvement in prices. In the quarter, global average selling price increased due to increasing sales in high-value end markets, including advanced electronics and clean energy, as well as customer level pricing actions to offset increased raw material and energy costs.

EXHIBIT 99.2

Volume was up 9% year-over-year and up 10% sequentially primarily due to higher global customer demand across key markets, partially offset by supply chain challenges and lower demand in non-strategic end-markets where fade had been anticipated.

APM’s Adjusted EBITDA for the third quarter was a record $112 million dollars, an increase of $36 million dollars over last year's third quarter. Adjusted EBITDA margin improved 400 basis points to 25% from the prior-year quarter. This margin improvement is primarily driven by strong operating leverage, partially offset by higher raw material, logistics and energy costs, particularly in Europe.

Chart 10: APM Driving Secular Growth

Turning to chart 10.

Chemours is at the literal heart of the emerging hydrogen economy having invented the category of ion exchange materials. Nafion™ is a core material supporting both the production of hydrogen through green water electrolysis and the conversion of hydrogen to electricity in fuel cells. We are proud to be so central to the global effort to decarbonize industry.

As Mark said earlier in the call, we have recently announced plans for two critical investments to accelerate growth in Hydrogen which we believe will be a significant contributor to APM earnings in the later part of the decade. Our commitment to both investments illustrates our belief in the secular growth underpinning this segment and our commitment to helping solve the world’s biggest problems through the power of our chemistry. We look forward to sharing more about our Hydrogen plans and other exciting growth ventures soon.

With that I will turn things back over to our CEO, Mark Newman. Mark?

EXHIBIT 99.2

Mark Newman, The Chemours Company, President and Chief Executive Officer

Let’s now turn to Chart 11

In our preannouncement last month, we described headwinds in our TT segment, which led us to lower our previous full year guidance. Given the solid results in the third quarter, we continue to believe that we will be able to deliver Adjusted EBITDA within our guidance range of $1.40 billion to $1.45 billion dollars and Free Cash Flow of greater than $575 million dollars. This will be the third straight year that we have generated Free Cash Flow in excess of $500 million dollars, demonstrating the high earnings quality of the portfolio and our ability to thrive in any part of the economic cycle.

Chart 12: Our Priorities for Creating Shareholder Value

Finally on chart 12 - Our long-term focus continues to be maximizing shareholder value and we continue to invest behind our four critical priorities:

Priority 1 is to Improve TT earnings through the cycle, while growing with strategic customers. We have the best book of contracted business in our history and are now focused on additional steps that will reduce earnings and cashflow volatility through the cycle. We are adjusting to lower near-term demand but remain focused on realizing the long term benefits of our TVS strategy.

Priority 2 is to drive secular growth in TSS and APM through class-leading products and innovative chemistry. In TSS, our OpteonTMlow-GWP solutions continue to reach a broader global customer base. As the low-GWP regulatory journey here in the US continues, the refrigerant portfolio that we offer to our customers continues to grow in value.

EXHIBIT 99.2

Our APM business is at the heart of the material science driving advances in clean energy and advanced electronics, including supporting the growing demand for semiconductors. In many cases (such as Nafion™ membranes for Hydrogen, or Teflon PFA for semiconductor infrastructure), our products are unique solutions to society’s biggest challenges, and we are focused on manufacturing these products in the most sustainable way.

Priority 3 is to continue to manage and resolve legacy liabilities consistent with the Chemours/Dupont/Corteva MOU. With this agreement in place, we will continue to put legacy issues behind us, and work collaboratively with all stakeholders – including the communities in which we operate -- to ensure a sustainable future for Chemours.

Finally, Priority 4 is to Return the majority of the Free Cash Flow we generate to our shareholders through a steady diet of share repurchases and a stable dividend. Year-to-date we have repurchased $351 million dollars' worth of shares, and paid $117 million dollars in dividends, our belief that this approach to capital allocation helps to compound shareholder value creation over time.

Lastly, I cannot emphasize enough how hard our team has worked in these challenging times to drive results. In support of our growth strategies, we continue to invest to expand capacity and drive innovation. I believe that our people, and the power of our chemistry, will continue to deliver strong returns to shareholders well into the future.

Thank you